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                                                                  EXHIBIT (a)(6)

The Board of Directors
Sheridan Healthcare, Inc.
March 24, 1999
Page 1
                      [Bowles Hollowell Connor Letterhead]
CONFIDENTIAL

March 24, 1999

Board of Directors
Sheridan Healthcare, Inc.
4651 Sheridan Street
Suite 400
Hollywood, Florida 33021

Members of the Board:

     You have asked us to advise you with respect to the fairness, from a financial point of view, to the stockholders of Sheridan Healthcare, Inc. ("Sheridan"), excluding certain management stockholders (the "Participating Management") who have agreed to become stockholders of Vestar/Calvary Holdings, Inc. ("Holdings"), of the consideration to be received by such stockholders pursuant to the terms of the Agreement and Plan of Merger, dated as of March 24, 1999 (the "Merger Agreement"), among Holdings, Vestar/Calvary, Inc. ("Purchaser") (Holdings and Purchaser are entities formed at the direction of an affiliate of Vestar Capital Partners III, L.P. ("Vestar")), and Sheridan. The Merger Agreement provides, among other things, for (A) Purchaser to make a tender offer (the "Offer") to purchase for cash all outstanding shares of Sheridan's common stock, par value $.01 per share, and Class A common stock, par value $.01 per share (collectively, the "Common Stock"), at a price of $9.25 per share and (B) the merger (the "Merger") of Purchaser into Sheridan, as soon as practicable following the expiration or termination of the Offer, with (i) each share of Common Stock being converted in the Merger into the right to receive the amount paid per share in the Offer (the amount to be paid per share in the Offer or the Merger, the "Consideration"), and (ii) each outstanding option to purchase Sheridan Common Stock exercisable at a price less than $9.25 per share being converted in the Merger into the right to receive cash in an amount equal to the Consideration minus such exercise price, and all other options to purchase Sheridan Common Stock being terminated.

     In arriving at our opinion, we have, among other things:

          (i) reviewed certain publicly available business and financial information relating to Sheridan;

          (ii) reviewed certain other information, including financial forecasts, provided to us by Sheridan, and have met with Sheridan's management to discuss the business and prospects of Sheridan;

          (iii) considered certain financial data of Sheridan and compared that data with similar data for publicly held companies in businesses similar to those of Sheridan;

          (iv) considered the financial terms of certain other business combinations and other transactions which have recently been effected;

          (v) reviewed the financial terms and conditions of the Merger Agreement; and

          (vi) considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

                         [Riverfront Plaza Letterhead]
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Board of Directors
March 24, 1999
Page  2

     In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Sheridan's management as to the future financial performance of Sheridan. In addition, we have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Sheridan, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. In connection with our engagement, we and the Company's co-financial advisor, Salomon Smith Barney, approached third parties to solicit indications of interest in a possible acquisition of Sheridan.

     We have acted as financial advisor to Sheridan in connection with the Offer and the Merger and will receive a fee for our services, including for rendering this opinion, a significant portion of which is contingent upon the consummation of the Offer and the Merger. As part of our investment banking business, we are regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

     In the ordinary course of business, we or our affiliates may actively trade the debt and equity securities of Sheridan for our or any such affiliate's own account or for the account of customers and, accordingly, may hold a long or short position in such securities. In addition, we and our affiliates in the past may have provided investment and commercial banking products and services for Sheridan, Vestar and their respective affiliates and other related persons.

     It is understood that this letter is for the information of the Board of Directors of Sheridan in connection with its consideration of the Offer and the Merger and does not constitute a recommendation to any stockholder as to how such stockholders should vote on the proposed Merger or act with respect to the Offer. Our opinion does not address the relative merits of the transaction contemplated by the Merger Agreement as compared to any alternative business strategies that might exist for Sheridan, nor does it address the effect of any other business combination in which Sheridan might engage. This letter is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without First Union Capital Markets Corp.'s prior written consent.

     Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deem relevant, we are of the opinion that, as of the date hereof, the Consideration is fair from a financial point of view to holders of Common Stock (other than the Participating Management, with respect to whom we express no opinion).

Very truly yours,

BOWLES HOLLOWELL CONNER
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BOWLES HOLLOWELL CONNER
A division of First Union Capital Markets Corp.